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                                                                      EXHIBIT 23

                    Consent of Independent Public Accountants




The Board of Directors
First Manitowoc Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-85749) on Form S-8 of First Manitowoc Bancorp, Inc. of our report dated January 23, 2004 relating to the consolidated balance sheets of First Manitowoc Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for the three years in the period ended December 31, 2003, which appears in the December 31, 2003 annual report on Form 10-K of First Manitowoc Bancorp, Inc.




Wipfli LLP

Green Bay, Wisconsin
March 12, 2004